Exhibit 99

April 6, 2004 Page 1 of 2	Contact: Rick DeLisi Director, Corporate Communications (703) 650-6019

Atlantic Coast Airlines To Exit Delta Connection Program

Dulles, VA, (April 6, 2004) — Atlantic Coast Airlines Holdings, Inc. (ACA) (Nasdaq: ACAI) today announced it has received formal notification from Delta Air Lines that it will end its fee-per-departure agreement with ACA by invoking its right under the Delta Connection Agreement to terminate without cause upon 180 days notice. ACA has served in partnership with Delta since August 2000, and currently operates a fleet of 30 Fairchild Dornier 328JET aircraft from Delta’s hubs in Cincinnati and Boston.

In order to prepare for the transition of ACA out of the Delta program, Delta also announced that effective July 2004, it will consolidate the entire ACA/Delta Connection operation in Cincinnati by moving the 10 328JET aircraft currently flown by ACA at Delta’s Boston hub to Cincinnati, as well as discontinuing ACA flights from New York.

ACA/Independence Air Chairman and Chief Executive Officer Kerry Skeen said, “We had anticipated Delta’s decision for some time and understand their reasons for ending our code share relationship. Under the terms of our agreement, we now have the right to require Delta to assume the leases on some or all of the 30 328JETs used in the Delta program. We plan to use at least some of the time we have during the notice period to review and evaluate our options for the 328JETs before finalizing any decisions. If we ultimately elect to require Delta to assume some or all of the leases, we would anticipate developing a transition plan similar to the one we just completed with United.”

He added, “Our decision to become an independent low-fare airline means that our focus going forward will not be on fee-per-departure relationships that rely on other companies’ brands and business models. We believe that this decision by Delta will significantly simplify our overall operation and allow us to focus 100% of our management and employee attention on our new Independence Air service. The benefit to our customers is that the entire company can now be based solely on providing excellent low-fare service under our own Independence Air brand from Washington and Northern Virginia to destinations across America.”

Low-fare airline Independence Air will serve Washington Dulles International Airport with a schedule of over 300 daily departures this summer—making it the largest low-fare hub in America. Inaugural service on Independence Air is scheduled for June 16, 2004.

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Atlantic Coast Airlines To Exit Delta Connection Program

Under the terms of ACA’s Delta Connection Agreement, if Delta terminates without cause, ACA has the right during the 180-day notification period to require Delta to assume the leases on some or all of the 30 328JET aircraft used in the company’s Delta Connection operation. While the obligations on these aircraft leases would be assigned to Delta, ACA may not be able to extinguish its obligations under the leases unless Delta or its assignee meet certain financial conditions at the time Delta becomes obligated to assume the leases. Delta currently does not meet those financial conditions.

The company has a fleet of 142 aircraft—including a total of 120 regional jets—and offers 800 daily departures, serving over 80 destinations. The company employs approximately 4,100 aviation professionals.

For more information about Atlantic Coast Airlines Holdings, Inc., please visit our website at www.atlanticcoast.com. For more information about Independence Air, please visit our “preview” site at www.FLYi.com.

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Statements in this press release and by company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: the ability to redeploy or assign to Delta or others the leases of the 328JET aircraft currently used in the company’s Delta Connection operations, the possibility that the company will remain obligated under the leases for aircraft currently used in the Delta Connection operations, unexpected costs or procedural complications arising from the insolvency of Fairchild Dornier GmbH, the manufacturer and equity owner of the 328JETs, the need for approval in United’s bankruptcy case of United’s rejection of the United Express Agreement with ACA and approval of the ACA/United transition agreement out of the United Express program, the ability of ACA to implement its transition out of the United Express and Delta Connection programs, the ability to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft; the ability to complete the acquisition of, and secure financing for, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; and general economic and industry conditions, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Statements in this press release are made as of April 6, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.